Exhibit 10.4

SERVICES AGREEMENT

This Services Agreement, dated as of July 1, 2004, by and between NewMarket Services Corporation, a Virginia corporation (“NewMarket Services”), and NewMarket Corporation, a Virginia corporation (“New Market Corporation”), recites and provides:

WHEREAS, NewMarket Services and NewMarket Corporation desire to enter into this Agreement to set forth the roles and responsibilities with regard to services to be provided by NewMarket Services to NewMarket Corporation.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. Affiliate

“Affiliate” of a Person shall mean a Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, “Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

1.2. AOP

“AOP” shall have the meaning specified in Section 5.1.

1.3. Confidential Information

“Confidential Information” shall have the meaning specified in Section 7.1.

1.4. Governmental Authority

“Governmental Authority shall mean any federal, state, local, or foreign government or governmental, quasi-governmental, administrative or regulatory authority, agency, body, or entity, including any court or other tribunal.

1.5. Parties

“Parties shall mean NewMarket Services and NewMarket Corporation (Party means either NewMarket Services or NewMarket Corporation).

1.6. Person

“Person” shall mean an individual, corporation, partnership, trust, association, or entity of any kind or nature; or a Governmental Authority.

1.7. Records

“Records” shall have the meaning specified in Section 2.3.

1.8. Representative

“Representative” shall have the meaning specified in Section 4.1.

1.9. Services

“Services” shall have the meaning specified in Section 2.1.

ARTICLE II

SERVICES TO BE PROVIDED

2.1. Exhibits.

(a) Exhibits 1 through 4 attached to and made a part of this Agreement describe the services to be provided by NewMarket Services to NewMarket Corporation (the “Services”). The Parties have made a good faith effort as of the date hereof to identify each Service and to complete the content of the Exhibits accurately. It is anticipated that the Parties will modify the Services from time to time. There are certain terms that are specifically addressed in the Exhibits attached hereto that may differ from the terms provided hereunder. In those cases, the specific terms described in the Exhibits shall govern that Service.

(b) The Parties may also identify additional Services that they wish to incorporate into this Agreement. The Parties will create additional Exhibits setting forth the description of such Services, the Fees for such Services and any other applicable terms.

2.2. Independent Contractors.

NewMarket Services will provide the Services either through its own resources, the resources of its subsidiaries or Affiliates, or by contracting with independent contractors as agreed hereunder.

2.3. Records.

NewMarket Services shall keep full and detailed records dealing with all aspects of the Services performed by it hereunder (the “Records”) and:

(a) shall provide access to the Records to NewMarket Corporation at all reasonable times; and

(b) shall maintain the Records in accordance with good record management practices.

ARTICLE III

FEES

3.1. General.

NewMarket Corporation will pay to NewMarket Services a fixed annual fee for each Service as set forth in the attached Exhibits (collectively, the “Fees”). In addition, NewMarket Corporation will pay to NewMarket Services properly documented expenses incurred by NewMarket Services on NewMarket Corporation’s behalf that were not foreseen in the AOP (the “Expenses”). The Fees and Expenses constitute full compensation to NewMarket Services for all charges and costs incurred by NewMarket Services on behalf of NewMarket Corporation in providing the Services, unless otherwise specifically provided in the Exhibits or agreed in an AOP.

3.2. Payments.

NewMarket Services will deliver to NewMarket Corporation, no later than the last day of each month, an invoice for the aggregate Fees and Expenses incurred for that month. NewMarket Corporation will pay to NewMarket Services, monthly no later than the end of the following month, the aggregate Fees and Expenses incurred during the previous month.

3.3. Review of Fees.

(a) At the end of each year during the term of the Agreement, commencing as of the date of the Agreement, NewMarket Services will review the charges and costs actually incurred by NewMarket Services in providing any Service, as well as the calculation of any related Fee and Expense (collectively, “Actual Cost”) during the previous year. In the event that NewMarket Services determines that the Actual Cost for any Service differs from the aggregate Fees and Expenses for that Service for that period by more than two percent (2%), NewMarket Services will deliver to NewMarket Corporation documentation for such Actual Cost and the Parties will renegotiate in good faith to adjust the appropriate Fees and/or Expenses accordingly, retroactively or prospectively.

(b) As a part of the AOP process referred to in Section 5.1, the Parties will set Fees or new budgets for each ensuing year, and may make other changes to the Fees with respect to each Service, based upon an increase or reduction to such Service. Once an AOP has been finalized (whether by agreement or pursuant to the provisions of Section 5.1), the Fee for each Service set out in that AOP will apply for the ensuing year, subject to any subsequent written agreements between Parties.

ARTICLE IV

REPRESENTATIVES

4.1. Representatives.

(a) A named representative of NewMarket Services and a named representative of NewMarket Corporation will serve as administrative representatives (“Representative(s)”) of NewMarket Services and NewMarket Corporation, respectively, to facilitate day-to-day communications and performance under this Agreement. Each Party may treat an act of a Representative of the other Party as being authorized by such other Party. Each Party may replace its Representative by giving written notice of the replacement to the other Party.

(b) No additional Exhibits, modifications to existing Exhibits, modifications to an AOP approved pursuant to Section 5.1, or amendments to this Agreement shall be effective unless and until executed by the Representatives of each of NewMarket Services and NewMarket Corporation.

ARTICLE V

PLANNING PROCESS

5.1. Annual Operating Plan.

The Representative of each Party will coordinate the development of an annual operating plan (“AOP”) setting forth the activity levels and a budget for each of the Services. In the AOP process, the Parties agree to use their best efforts to harmonize the interests of NewMarket Corporation to have quality services at affordable cost and the interest of NewMarket Services to recover its costs of performing the Services. During each calendar year, an AOP for each Service for the next calendar year will be submitted by the Representative of NewMarket Services for review and approval. Approval by the Representative of NewMarket Corporation will constitute approval and acceptance by NewMarket Corporation of the AOP.

5.2. Performance Review.

The Parties will meet annually to review progress against the AOP objectives, Service standards, performance measures and activity levels. The Parties will use their good faith efforts to resolve any issues concerning Service standards, performance measures or changes in Fees from the AOP during these meetings.

ARTICLE VI

AUTHORITY; INFORMATION; COOPERATION; CONSENTS

6.1. Authority.

Each Party warrants to the other Party that:

(a) it has the requisite corporate authority to enter into and perform this Agreement;

(b) this Agreement is enforceable against it; and

(c) it has obtained all consents or approvals of Governmental Authorities and other Persons that are conditions to its entering into this Agreement.

6.2. Information Regarding Services.

Each Party shall make available to the other Party any information required or reasonably requested by that other Party regarding the performance of any Service and shall be responsible for timely providing that information and for the accuracy and completeness of that information; provided, however, that a Party shall not be liable for not providing any information that is subject to a confidentiality obligation owed by it to a Person other than an Affiliate of it or the other Party. NewMarket Services shall not be liable for any impairment of any Service caused by its not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from NewMarket Corporation that is required or reasonably requested regarding that Service.

6.3. Cooperation.

The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such good faith cooperation will include providing electronic access to systems used in connection with Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations. The Parties will cooperate with each other in making such information available as needed in the event of any and all internal or external audits, whether in the United States or any other country. If this Agreement is terminated in whole or in part, the Parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both Parties, including the assignment or transfer of the rights and obligations under any contracts.

6.4. Further Assurances.

Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

ARTICLE VII

CONFIDENTIAL INFORMATION

7.1. Definition.

For the purposes of this Agreement, “Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software (source and object code) and programming code, of a Party or its Affiliates marked or designated “confidential” or “proprietary” or by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and to the receiving Party’s knowledge without breach of a nondisclosure obligation.

7.2. Nondisclosure.

Each of NewMarket Services and NewMarket Corporation agree that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control.

7.3. Permitted Disclosure.

Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, including without limitation disclosure obligations imposed under the federal securities laws, or (ii) on a “need-to-know” basis under an obligation of confidentiality to its consultants, legal counsel, Affiliates, accountants, banks and other financing sources and their advisors.

7.4. Ownership of Confidential Information.

All Confidential Information supplied or developed by either Party shall be and remain the sole and exclusive property of the Party who supplied or developed it.

ARTICLE VIII

TERM AND TERMINATION

8.1. Term.

This Agreement shall remain in effect until such time as it has been terminated as to all Services in accordance with Section 8.2 below.

8.2. Termination.

Either Party may terminate this Agreement without cause with respect to one or more Services under this Agreement by providing twelve (12) months written notice to the other Party or as otherwise agreed between the Parties hereto.

8.3. Termination Assistance Services.

NewMarket Services agrees that, upon termination of this Agreement or any of the Exhibits, NewMarket Services will cooperate in good faith with NewMarket Corporation to provide NewMarket Corporation (or its designee) with reasonable assistance to make an orderly transition from NewMarket Services to another supplier of the Services.

ARTICLE IX

LIMITATION OF LIABILITY; INDEMNIFICATION

9.1. Limitation of Liability.

Except as may be provided in Section 9.2 below, NewMarket Services, its controlling persons, if any, directors, officers, employees, agents and permitted assigns (each, a “NewMarket Services Party”) shall not be liable to NewMarket Corporation and its directors, officers, employees, agents or permitted assigns (each, an “NewMarket Corporation Party”) and each NewMarket Services Party shall not be liable to any NewMarket Corporation Party, in each case, for any liabilities, claims, damages, losses or expenses, including, but not limited to, any special, indirect, incidental or consequential damages, of a NewMarket Services Party or an NewMarket Corporation Party arising in connection with this Agreement and the Services provided hereunder.

9.2. Indemnification.

(a) NewMarket Services shall indemnify, defend and hold harmless each of the NewMarket Corporation Parties from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) (collectively referred to as “Damages”) of any kind or nature, of third parties unrelated to any NewMarket Corporation Party caused by or arising in connection with the gross negligence or willful misconduct of any employee of NewMarket Services in connection with the performance of the Services, except to the extent that Damages were caused directly or indirectly by acts or omissions of any NewMarket Corporation Party. Notwithstanding the foregoing, NewMarket Services shall not be liable for any special, indirect, incidental, or consequential damages relating to such third party claims.

(b) NewMarket Corporation shall indemnify, defend and hold harmless each of the NewMarket Services Parties from and against all Damages of any kind or nature, of third parties unrelated to any NewMarket Services Party caused by or arising in connection with the gross negligence or willful misconduct of any employee of NewMarket Corporation in connection with NewMarket Corporation’s performance under this Agreement, except to the extent that Damages were caused directly or indirectly by acts or omissions of any NewMarket Services Party. Notwithstanding the foregoing, NewMarket Corporation shall not be liable for any special, indirect, incidental, or consequential damages relating to such third party claims.

9.3. Indemnification Procedures.

(a) A party entitled to indemnification pursuant to this Agreement (an “Indemnified Party”) shall, with respect to any claim made against such Indemnified Party for which indemnification is available, notify the other party (the “Indemnifying Party”) in writing of the nature of the claim as soon as practicable but not more than ten (10) days after the Indemnified Party receives notice of the assertion of the claim. (The failure by an Indemnified Party to give notice shall not relieve the Indemnifying Party of its obligations under this Section 9.3, except to the extent that the failure results in the failure of actual notice and the Indemnifying Party is damaged as a result of the failure to give notice.) Upon receipt of notice of the assertion of a claim, the Indemnifying Party may, at its option, assume the defense of the claim. If the Indemnifying Party assumes the defense, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) any such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (a) the employment of counsel by the Indemnified Party has been authorized by the Indemnifying Party, or (b) the Indemnified Party has been advised by its counsel in writing that there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of the action (in which case the Indemnifying Party shall not have the right to direct the defense of the action on behalf of the Indemnified Party), in each of which cases the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party. If the Indemnifying

Party does not assume the defense, the Indemnified Party shall have the right to employ counsel and to control any such action, and the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party. An Indemnifying Party shall not be liable for any settlement of an action effected without its written consent (which consent shall not be unreasonably withheld), nor shall an Indemnifying Party settle any such action without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). No Indemnifying Party will consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a release from all liability with respect to the claim. Each of the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim for which indemnification is available and shall furnish such records, information, testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested.

ARTICLE X

DISPUTE RESOLUTION

If any AOP is not submitted or is not approved by the Parties, or if the Parties are unable to resolve any service, performance or budget issues or if there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, Representatives of NewMarket Services and NewMarket Corporation will meet promptly to review and resolve those issues in good faith.

ARTICLE XI

MISCELLANEOUS

11.1. Governing Law.

This Agreement and performance hereunder will be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the principles of conflict of laws.

11.2. Assignment.

This Agreement is not assignable in whole or in part by either Party without the prior written consent of the other; provided that either Party may assign this Agreement in whole or in part to a parent, a direct or indirect wholly-owned subsidiary, an Affiliate or a successor thereto.

11.3. Entire Agreement.

This Agreement, including the attached Exhibits, is the complete and exclusive statement of the agreement between the Parties and supersedes all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both Parties.

11.4. Force Majeure.

Any delay or failure by either Party in the performance of this Agreement will be excused to the extent that the delay or failure is due solely to causes or contingencies beyond the reasonable control of such Party.

11.5. Severability.

If any provision, clause or part of this Agreement, or the application thereof under certain circumstances is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances shall not be affected thereby.

11.6. Notices.

All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given one day after being delivered personally or by messenger or being received via telecopy, telex or other electronic transmission, or two days after being sent by overnight delivery service, in all cases addressed to the person for whom it is intended at the addresses as follows:

If to NewMarket Services:

330 South Fourth Street

Richmond, Virginia 23219

Attention: Vice President & General Counsel

If to NewMarket Corporation:

330 South Fourth Street

Richmond, Virginia 23219

Attention: President

or to such other address as a Party shall have designated by notice in writing to the other Party in the manner provided by this Section 11.6.

11.7. Counterparts; Headings.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first set forth above.

NEWMARKET SERVICES CORPORATION

By:	/s/ M. Rudolph West

Name:	M. Rudolph West

Title:	Secretary

NEWMARKET CORPORATION

By:	/s/ Steven M. Edmonds

Name:	Steven M. Edmonds

Title:	Vice President – General Counsel

EXHIBIT 1

LEGAL SERVICES

I.	DESCRIPTION OF SERVICES

NewMarket Services will provide all necessary legal services to NewMarket Corporation during the term of the Agreement, including, but not limited to, handling litigation and intellectual property matters, reviewing commercial agreements and addressing matters related to corporate law.

II.	SERVICE FEES

Service Fees are as set forth in Attachment A, attached hereto and incorporated by reference.

3.1

EXHIBIT 2

FINANCIAL SERVICES

I.	DESCRIPTION OF SERVICES

NewMarket Services will provide the following financial services to NewMarket Corporation during the term of the Agreement:

A.	Treasury & Accounts Receivable, including: (1) cash management forecasting; (2) bank account management; (3) bank loan management; (4) shareholder interface; and (5) Board of Directors interface.

B.	Risk Management, including: (1) risk profile definition; (2) purchase insurance; (3) claims management; (4) non-insurance risk management; (5) employee education of coverages and procedures; and (6) continual assessment on ways to lower risk.

C.	Accounts Payable, including: (1) pay invoices; (2) procurement card processing; and (3) vendor interface support.

D.	External Reporting, including: (1) SEC reporting; (2) bond guarantor reporting; (3) SEC and FASB expertise and compliance; (4) auditor interface; and (2) internal auditor interface.

E.	Tax Planning and Compliance, including: (1) federal, state and foreign income tax compliance; (2) federal, state and foreign tax planning; and (3) property, sales and use tax.

II.	SERVICE FEES

Service Fees are as set forth in Attachment A, attached hereto and incorporated by reference.

3.2

EXHIBIT 3

CORPORATE SERVICES

I.	DESCRIPTION OF SERVICES

A.	Information Technology, including: (1) provide, maintain and support infrastructure; (2) hardware and software support; and (3) technology support and solutions.

B.	External Affairs/Government Relations, including federal lobbying efforts and legislative resources.

C.	Resources, including: (1) real estate/facility maintenance and management services; and (2) aviation management services.

II.	SERVICE FEES

Service Fees are as set forth in Attachment A, attached hereto and incorporated by reference.

3.3

EXHIBIT 4

MISCELLANEOUS SERVICES

I.	DESCRIPTION OF SERVICES

There are no miscellaneous services to by provided by NewMarket Services to NewMarket Corporation.

II.	SERVICE FEES

Not applicable.

3.4

Attachment A

NewMarket Services

Annual thousand$
Svs->NEU
Controller	690
Controller Audit Fees	—
Treasury	210
Treasury Bank/Shareholder	—
Tax	80
Accounts Payable	50
Cost Accounting	—
Business Decision Support	—
Admin + Planning	1,170
Admin Dir/Shareholders	—
General Services	140
Riverfront	40
Medical	30
External Affairs	10
H/R	60
Info Resources	230
Old Town Lodge	20
Old Town Farm	10
Aircraft Related	390
Legal	950
Legal Directors	—
Total	4,080

Trade Membership of $220M not included in any numbers above

3.5